Exhibit 23.1


                    Consent of Independent Public Accountants
                    -----------------------------------------



        As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 for the ThermoSpectra Corporation Employee Stock Purchase Plan and ThermoSpectra - Park Scientific Instruments Corporation 1988 Incentive Stock Plan of our reports dated February 11, 1997, (except with respect to certain matters discussed in Note 13, as to which the date is March 12, 1997) included in or incorporated by reference into ThermoSpectra Corporation's Annual Report on Form 10-K for the year ended December 28, 1996, and to all references to our Firm included in this registration statement.



                                                      /s/ Arthur Andersen LLP



    Boston, Massachusetts
    March 31, 1997